Investor Relations:	Media Relations:
Cindy Ta	Lee Flanagin
Juniper Networks	Juniper Networks
(408) 936-6131	(408) 936-5608
cta@juniper.net	lflanagin@juniper.net

JUNIPER NETWORKS ANNOUNCES PRELIMINARY THIRD QUARTER 2014 FINANCIAL RESULTS AND DATE OF ITS
CONFERENCE CALL AND WEBCAST

SUNNYVALE, Calif., Oct. 9, 2014 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today provided certain preliminary estimated financial results for the fiscal third quarter ended Sept. 30, 2014.

Revenue for the third quarter of 2014 is now expected to be in the range of $1,110 million to $1,120 million, below the Company’s previous guidance of $1,150 million to $1,200 million, primarily due to lower-than-anticipated demand from service providers, particularly in the U.S. Due in part to the Company’s continued focus on cost reduction initiatives and the benefit of reduced variable compensation for the quarter, it expects non-GAAP net income per diluted share of $0.34 to $0.36, compared to the Company’s previous guidance of $0.35 to $0.40 per diluted share.

The above information is preliminary and subject to completion of quarter-end financial reporting processes and review.

Conference Call Webcast for Third Quarter 2014 Financial Results
Juniper Networks will release full preliminary third quarter financial results on Thursday, Oct. 23, 2014 after the close of the market and will host a conference call webcast at 2:00 pm (Pacific Daylight Time), to be broadcast live over the Internet at http://investor.juniper.net/investor-relations/default.aspx.

To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks
Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Safe Harbor
Statements in this release concerning Juniper Networks’ expected revenues and earnings for the quarter ended September 30, 2014, as well as statements regarding the Company’s business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: potential differences between Juniper Networks’ preliminary analysis and the final results for the quarter ended September 30, 2014 as a result of the completion of financial reporting processes and review; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Use of Non-GAAP Financial Measures
This press release contains statements as to expectations for non-GAAP net income per share. Because the Company has not completed its financial reporting and review processes for the quarter ended September 30, 2014, GAAP net income per share for the period ended September 30, 2014 is not currently available. Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. Non-GAAP net income per share includes adjustments based on the following items: amortization of intangible assets, share based compensation expenses, divestiture related charges, restructuring charges, supplier component remediation charge, gain or loss on equity investments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

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